Exhibit (10) (a) (1)






                       THE BEAR STEARNS COMPANIES, INC.
                   AMENDMENT TO MANAGEMENT COMPENSATION PLAN




           Resolved, that Section 6.5 of The Bear Stearns Companies Inc. Management Compensation Plan (as amended and restated as of July 1, 1993) be, and hereby, is amended in its entirety to read as follows:


            The aggregate Bonuses awarded for any year shall not exceed the Annual Bonus Pool for such year, including amounts awarded to participants who were not voting members of the Executive Committee for the entire fiscal year. In any fiscal year, any balance in the Annual Bonus Pool attributable to a forfeiture of Bonus under Section 6.2 as a result of a Participant ceasing to be a voting member of the Executive Committee during such year shall not be distributed to other Participants and shall not be carried forward or be available for distribution as Bonuses under the Plan in a future year or years.